Exhibit 4.48
[Letterhead of HSBC]
CONFIDENTIAL

Jetup Electronic (Shenzhen) Company Limited
Sanyidui Industrial Zone,
Zhoushi Road, Jiuwei Village,
Xixiang Town, Bao’an District,
Shenzhen, P.R.C                                                                                                                                             02January2008
Attn:	Mr. John Farina; Ms. Connie Sit; Mr. Gawain Chan;
Dear Sir and Madam,
Ref: BANKING FACILITY
We refer to our facility letter dated 7 June 2007 (the “Facility Letter”) and are pleased to advise that the Facility Letter shall be amended as follows:

Borrower	:	Jetup Electronic (Shenzhen) Company Limited

Lender:	:	HSBC Bank (China) Company Limited, Shenzhen Branch.

Security	:	Previous: Corporate Guarantee for HKD110,000,000.- from J.I.C. Technology Company Limited supported by board resolution.

New: Corporate Guarantee for HKD110,000,000.- from Nam Tai Electronic & Electrical Products Limited to be supported by board resolution.
All other terms and conditions stipulated in our Facility Letter of 7 June 2007 remain unchanged.
In all other respects, the Facility Letter shall remain in full force and effect, including our right to review those facilities, withdraw and demand for repayment at any time.
Please confirm your agreement by arranging for the duplicate of this letter to be signed and returned to the Bank at the above address on or before 02 February 2008.

We are pleased to be of continued assistance.
Yours sincerely,

For and on behalf of	Accepted by
HSBC Bank (China) Company Limited	Jetup Electronic (Shenzhen) Company
Shenzhen Branch	Limited

/s/ Faye Zhou	/s/ [signature illegible]
Faye Zhou	Authorised Signature(s) & Chop
Vice President	Date: [In Chinese]
Commercial Banking	[Chop In Chinese]]

/s/ Barry Yiu
Barry Yiu
Senior Vice President
Commercial Banking

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